Exhibit 15.1

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Stockholders and Board of Directors of

Armada Hoffler Properties, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8, No. 333-     ) of Armada Hoffler Properties, Inc. for the registration of 1,000,000 shares of its common stock of our report dated May 3, 2017 relating to the unaudited condensed consolidated interim financial statements of Armada Hoffler Properties, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia
June 14, 2017